UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2022 (September 29, 2022)

XERIS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40880	87-1082097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

180 N. LaSalle Street, Suite 1600
Chicago, Illinois 60601
(Address of principal executive offices, including zip code)

(844) 445-5704
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐		Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐		Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐		Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐		Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XERS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amended and Restated Lease
On September 29, 2022, Xeris Pharmaceuticals, Inc., a Delaware corporation (“Xeris Pharma”) and wholly-owned subsidiary of Xeris Biopharma Holdings, Inc. (the “Company”), entered into an Amended and Restated Lease (the “Lease”) with Fulton Ogden Venture, LLC (“Landlord”) whereby Xeris Pharma will lease approximately 87,032 square feet of office and laboratory space at 1375 West Fulton Street, Chicago, Illinois (the “Premises”), which Premises includes Xeris Pharma’s existing laboratory space. The term of the original lease commenced on January 1, 2020 as to Xeris Pharma’s existing space at 1375 West Fulton Street, and the Lease will commence on the later of the substantial completion of the Landlord’s improvement work and April 1, 2023 (“Expansion Commencement Date”) as to the expansion portion of the Premises, and for the entire Premises, the term will expire on the earlier of the last day of the One Hundred Fifty-Sixth (156th) full calendar month following the Expansion Commencement Date and March 31, 2037, unless extended or earlier terminated pursuant to the terms of the Lease. Xeris Pharma has the option to extend the term of the Lease for two successive five-year periods, subject to terms and conditions of the Lease. The Company intends to relocate its corporate headquarters to the Premises in the first half of 2023, such that 1375 West Fulton Street will be the Company’s sole office location. Xeris Pharma has commenced the marketing of its current corporate headquarters located at 180 N. LaSalle St., Chicago, Illinois with the goal of subleasing such space to a third party, subject to mutually acceptable terms. Following the Expansion Commencement Date, the annual base rent under the Lease is $52.50 per rentable square foot during the first year of the term; such base rent and Xeris Pharma’s proportionate share of operating expenses and taxes are subject to abatement for the entire Premises during the first twelve months following the Expansion Commencement Date; such abatement will apply for an additional six months for a portion of the Premises. The base rent is subject to annual increases of 2.5% during the term. Xeris Pharma will amend its existing letter of credit to increase its face value from $408,262.50 to $3,247,807.50 to secure its obligations under the Lease (the “Letter of Credit”).
In connection with the Lease, Landlord will, at its cost, make all improvements to the expansion Premises in order to deliver a turnkey buildout of the expansion Premises to Xeris Pharma. In addition, Landlord will deliver to Xeris Pharma a $100.00 per rentable square foot allowance on approximately 63,173 square feet of the Premises to be used for costs incurred by Xeris Pharma related to Xeris Pharma’s occupancy of the Premises, including moving and relocation costs, Xeris Pharma’s existing lease obligations outside of the building, audio/visual improvements to the Premises, additional investments and improvements to the Premises, equipment and furniture for the Premises, signage for the Premises, Xeris Pharma’s attorneys’ fees for Lease negotiations, and any other Lease-related costs determined by Xeris Pharma in its sole discretion; provided Xeris Pharma cannot use such allowance to pay rent due under the Lease.
In addition, the Lease contains customary default provisions, including, without limitation, those relating to payment default and bankruptcy events.
The above description of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2022.

Amendment No. 1 to Credit Agreement and Guaranty
On September 29, 2022, the Company entered into Amendment No. 1 to Credit Agreement and Guaranty (“Amendment No. 1”) with Xeris Pharma, the lenders party thereto and Hayfin Services LLP, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”), to amend that certain Credit Agreement and Guaranty, dated as of March 8, 2022, by and among the Company, Xeris Pharma, the subsidiary guarantors from time to time parties thereto, the Agent and the lenders from time to time parties thereto (the “Lenders”).
Amendment No. 1 provides for the Lenders’ consent to and allows for the issuance of the Letter of Credit that is to be issued to the Landlord under the Lease.
The foregoing description of Amendment No. 1 is qualified in its entirety by reference to the full text of the Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2022.

Item 2.03. Creation of a Direct Financial Obligation of a Registrant.
*    The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2022	Xeris Biopharma Holdings, Inc.

	By:	/s/ Steven M. Pieper
Name: Steven M. Pieper
Title: Chief Financial Officer